Exhibit 10.1

QUIDEL CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 16, 2009 (the “Effective Date”), by and between QUIDEL CORPORATION, a Delaware corporation (the “Company”), and Douglas C. Bryant, an individual (“Bryant”).

1.             Employment.  The Company hereby engages Bryant as its President and Chief Executive Officer, effective as of March 1, 2009, and Bryant accepts such employment upon the terms and subject to the conditions set forth in this Agreement, with employment commencing as of February 2, 2009 (the “Start Date”).

2.             Duties and Responsibilities.  Bryant will report directly to the Board of Directors and shall perform such duties and functions as are consistent with his role as President and Chief Executive Officer.  Bryant agrees that, during the course of his employment with the Company, he will devote substantially all of his business time, attention and efforts to the performance of his duties and obligations hereunder.  Bryant shall not, without the prior written approval of the Board of Directors, and obtained in each instance, directly or indirectly (i) accept employment or receive any compensation for the performance of services from any business enterprise other than the Company or (ii) enter into or be concerned or interested in any trade or business or public or private work (whether for profit or otherwise and whether as partner, principal, shareholder or otherwise), which may, in the reasonable discretion of the Board, hinder or otherwise interfere with the performance by Bryant of his duties and obligations hereunder; provided, however, that (a) Bryant may serve on the board of directors of up to two organizations of his choice, and he may participate in and hold positions of responsibility with industry associations and organizations so long as such commitments do not unreasonably interfere with Bryant’s duties and responsibilities to the Company and the Board of Directors does not object to Bryant’s directorship based upon reasonable concerns relating to the nature of the company in question or its business, and (b) Bryant may purchase and own up to one percent (1%) of the outstanding stock of any class of any company, the securities of which are publicly traded, and Bryant may further own up to one percent (1%) of any privately held company in which Bryant owns such an interest as of the Effective Date.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit Bryant from becoming involved or engaged in charitable and civic activities, or from acting as an officer, director or manager of family corporations, limited liability companies, trusts and partnerships.

3.             Compensation.

(a)           Salary.  For all services to be rendered by Bryant under this Agreement, the Company agrees to pay Bryant, beginning as of the Start Date, a salary (the “Base Salary”) equal to Four Hundred and Fifty Thousand Dollars ($450,000) per year, payable in the Company’s normal payroll cycle, less all amounts required by law to be withheld or deducted.  The Board of Directors or its Compensation Committee shall review Bryant’s Base Salary on a yearly basis.  The Board of Directors or its Compensation Committee, in its sole and absolute discretion from time to time, may increase (but not decrease without Bryant’s prior written consent) Bryant’s Base Salary.

(i)               Commencing with performance for calendar year 2009, Bryant is eligible to receive a cash performance bonus, to be paid each year at the same time bonuses are generally paid to other senior executives of the Company for the relevant fiscal year, with a target of at least 80% of Bryant’s Base Salary with a maximum opportunity of 120% of Bryant’s Base Salary, as may be determined by the Board of Directors or its Compensation Committee.  Calculation and any payment of the cash performance bonus is subject to the terms of any bonus plan and achievement of the goals set from year to year by the Board of Directors or its Compensation Committee for the relevant fiscal year.

(ii)              Bryant will be reimbursed for attorneys’ fees and costs incurred in connection with the review and negotiation of this Agreement and related agreements between Bryant and the Company, not to exceed $10,000.

(b)           Stock Option and Restricted Stock Awards.

As of the Start Date, the Board of Directors of the Company has approved the grant of the following equity awards to Bryant:

(i)                Nonqualified Stock Options to purchase up to 700,000 shares of Common Stock of the Company under the terms and conditions set forth in that certain Stock Option Agreement (Exhibit A hereto) executed by the Company and Bryant concurrently with this Agreement and otherwise in accordance with the Company’s 2001 Equity Incentive Plan.  The exercise price of the Stock Options shall be the fair market value of such shares at the time of the grant date determined in accordance with the Company’s 2001 Equity Incentive Plan; and

(ii)               100,000 restricted shares of Common Stock under the terms and conditions set forth in that certain Restricted Stock Award Agreement (Exhibit B hereto) executed by the Company and Bryant concurrently with this Agreement and otherwise in accordance with the Company’s 2001 Equity Incentive Plan.

(iii)              The grant date for the foregoing equity awards shall be the Start Date.

(c)           Benefits.

During the Term of Bryant’s employment hereunder:

(i)               Bryant shall be entitled to four weeks paid annual vacation leave consistent with the Company’s policies for other senior executives of the Company.

(ii)              Bryant will be eligible to participate in the Company’s 401(k) benefit program which provides for matching of 50% of the first 6% contributed by the employee.  All applicable 401(k) rules and regulations apply for contributions made by employees.

(iii)             The Company shall pay or reimburse Bryant for all reasonable and necessary travel and other business expenses incurred or paid by Bryant in connection with the performance of his services under this Agreement consistent with the Company’s policies for other senior executives of the Company as approved by the Compensation Committee.

(iv)             Upon the commencement of Bryant’s employment, the Company shall provide and pay for the corporate portion of the annual cost of premiums for health, dental and medical insurance coverage for Bryant and Bryant’s dependents consistent with the coverage generally made available by the Company to senior executives of the Company.

(v)              In addition to the benefits set forth above, Bryant shall be entitled to participate in any other policies, programs and benefits which the Compensation Committee may, in its sole and absolute discretion, make generally available to its other senior executives from time to time including, but not limited to, life insurance, disability insurance, pension and retirement plans, stock plans, cash and/or other bonus programs, and other similar programs.  The Company will provide Bryant with a laptop computer, cell phone and blackberry or other similar device for Bryant’s business use.

(d)           Indemnification Agreement.  Concurrently with the execution of this Agreement, the Company and Bryant shall enter into that certain standard Director & Officer Indemnification Agreement (attached as Exhibit C hereto) as provided to the Company’s other senior executive officers.

4.             Inducement Bonus and Relocation Payments.

(i)                As of the Start Date and as an inducement bonus and to assist with the costs of relocation to San Diego, Bryant shall receive a cash payment from the Company of Two Hundred Thousand Dollars, payable within five (5) business days of the Start Date (the “Relocation/Inducement Bonus”).  In addition, the Company shall provide the additional funds to pay any federal and state income tax, Medicare and disability withholdings required to be made from Bryant’s compensation on account of all payments and withholdings under this subparagraph, and the Company shall pay to Bryant, by the end of 2009, an amount equal to any additional federal and state income tax payments that would be required to be made by Bryant (apart from such withholdings) on account of all payments and withholdings under this subparagraph assuming Bryant is subject to the highest marginal individual tax rates for 2009.  Bryant acknowledges and agrees that if he should voluntarily terminate his employment with the Company or be terminated by the Company for “Cause” (as defined below) within one (1) year of the Start Date, he shall, and will be required to, repay to the Company the full amount of the Relocation/Inducement Bonus and the cash payment equal to such income tax payments.

(ii)               Bryant shall be eligible to receive an additional cash payment of up to $100,000 in connection with further offsetting actual moving costs, brokerage commissions and other expenses of selling Bryant’s existing home in Texas, and expenses of purchasing a home in California (other than its purchase price and loan interest and points) in the event such actual expenses are in excess of $200,000 and upon the mutual agreement of Executive and the Board or its Compensation Committee (the “Excess Relocation Payment”).  The amount of the Excess Relocation Payment shall be equal to the amount of such actual costs and expenses in excess of $200,000.  In addition, the Company shall provide the additional funds to pay any federal and state income tax, Medicare, disability and other withholdings (other than for social security) required to be made from Bryant’s compensation on account of all payments and withholdings under this subparagraph, and the Company shall pay to Bryant, by February 28, 2010, an amount equal to any additional federal and state income tax payments that would be required to be made by Bryant (apart from such withholdings) on account of all payments and withholdings under this subparagraph assuming Bryant is subject to the highest marginal individual tax rates for 2009.  The Excess Relocation Payment is effective for such relevant relocation and real estate related expenses of Bryant for the period prior to the twelve-month anniversary of the Start Date, provided, further, that if Bryant should voluntarily terminate his employment with the Company or be terminated by the Company for “Cause” (as defined below) within one (1) year of receipt of any Excess Relocation Payment, he shall, and will be required to, repay the Company the full amount of any Excess Relocation Payment and the cash payment equal to such income tax payments.

(iii)              In addition to the Relocation/Inducement Bonus, the Company will pay directly to Bryant’s prior employer, Luminex, or the third party vendor(s), or reimburse Bryant for, any actual expenses Bryant is required to pay or reimburse Luminex for in connection with his recent movement of certain household goods from Illinois to his current residence in Austin, Texas, in an amount not to exceed $23,144.

(iv)             In connection with commencement of employment, the Company shall provide Executive with temporary housing in San Diego for a period of ninety (90) days.

5.             At Will Employment.  The Company and Bryant acknowledge and agree that Bryant’s employment by the Company is expressly “at will” and not for a specified term.  This means that either party may terminate Bryant’s employment at any time for any reason, with or without Cause.  Any termination of Bryant’s employment is, however, subject to the terms and provisions of this Agreement.

6.             Severance.

(a)           Death or Disability of Bryant.  This Agreement and Bryant’s employment hereunder shall automatically terminate upon Bryant’s death or, at the option of the Company by written notice to Bryant, upon Bryant’s Disability.  “Disability” shall mean the disability of Bryant, within the meaning of subsection 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and where Bryant is unable to work and remains continuously so totally disabled for a period of one hundred and eighty (180) days.  Such termination shall take effect the last day of the month following the date of death or the date such notice of termination for Bryant’s Disability is given.  Bryant’s compensation and other benefits shall continue during the term of the Disability through the effective date of termination as set forth above.

(b)           Termination by Bryant for Cause.

(i)               Definition of Cause.  For purposes of this Agreement, “Cause” shall be limited to the following: (1) fraud; (2) personal dishonesty involving money or property of the Company or that results in material harm to the Company; (3) Bryant’s willful misconduct that is materially injurious to the Company; (4) a serious breach of a fiduciary duty to the Company involving personal profit; (5) Bryant’s conviction for a felony (including via a guilty or nolo contendere plea), excluding traffic offenses; (6) Bryant’s willful and continued neglect of duties (other than any such failure resulting from his incapacity because of physical or mental illness); or (7) Bryant’s material breach of the provisions of Sections 2 (other than the first sentence), 7, 8, 9 or 10 of this Agreement; provided, however, that unsatisfactory job performance shall not be considered Cause for termination of

Bryant’s employment by the Company.  Bryant shall be afforded a reasonable opportunity to cure any willful neglect of his duties and any other alleged material breach of this Agreement, including an alleged material breach of Sections 2, 7, 8, 9 or 10 of this Agreement, according to the following terms.  The Company’s Board of Directors shall give Bryant written notice stating with reasonable specificity the nature of the circumstances determined by the Board of Directors in good faith to constitute willful neglect or other material breach, and that failure to cure or correct such circumstances or breach will result in termination of employment for “Cause” under this Agreement.  Bryant shall have thirty (30) days from his receipt of such notice to cure such circumstances or such breach if such breach is reasonably susceptible of cure.  If, in the reasonable good faith judgment of the Board of Directors, the alleged breach is not reasonably susceptible of cure, or such circumstances or material breach has not been satisfactorily cured within such thirty (30) day period, such neglect of duties or material breach shall thereupon constitute “Cause.”

(ii)              Procedure Upon Termination by Company for Cause.  Notwithstanding the foregoing, termination by the Company for Cause shall not be effective until and unless (1) notice of intention to terminate for Cause has been given by the Company within 90 days after the Company learns of the act, failure or event constituting “Cause” under this Section (which is not cured by Bryant within any time period permitted for such cure above), and (2) the Board of Directors has voted by a majority vote to terminate Bryant for Cause.

(c)           Termination by Bryant for Good Reason.

(i)               Definition of Good Reason.  Bryant shall have the right to terminate his employment for Good Reason within sixty (60) days following the occurrence of one or more of the events described in this Section 6(c)(i) after having given the Company at least thirty (30) days notice of the same and a reasonable opportunity to cure during such 30-day notice period.  For purposes of this Section, “Good Reason” shall mean the following: (1) the failure to elect and continue Bryant as Chief Executive Officer of the Company, or if the scope of Bryant’s duties and responsibilities are in the aggregate materially reduced; (2) a requirement by the Company or the Board that Bryant, without his prior consent, be relocated to a Company office more than fifty (50) miles from the current executive offices of the Company, or the Company requiring Bryant to be based anywhere other than the principal executive offices of the Company; (3) any material reduction in Bryant’s base salary, provided that the Company does not pay Bryant an appropriate cash amount to reimburse him for the base salary reduction, or (4) a material breach by the Company of any of the terms of this Agreement.

(ii)               Procedure Upon Termination by Bryant for Good Reason.  Notwithstanding the foregoing, termination by Bryant for Good Reason shall not be effective until and unless notice of intention to terminate for Good Reason has been given by Bryant within thirty (30) days after Bryant learns of the act, failure or event constituting “Good Reason” under this Section (which is not cured by the Company within such 30-day period).

(d)           Severance.  If this Agreement is terminated by Bryant for Good Reason or by the Company without Cause and subject to Section 6(d)(iv) below, Bryant shall be entitled to receive the following severance payments and benefits (the “Severance Benefit”), regardless (except under subparagraph (ii) below) of whether or not he seeks or is employed by another employer or receives similar compensation or benefits from another employer:

(i)               a lump sum payment equal to eighteen (18) months of his base salary, less applicable withholdings, at the salary rate in effect at the time of the termination of his employment, payable within thirty (30) days from the date of termination, except that in the event that such termination occurs in connection with a Change in Control and constitutes a “Qualifying Termination” (as defined in Section 5 of the Agreement Re: Change in Control (Exhibit D hereto)), then Bryant shall be entitled to receive (in lieu of the Severance Benefits provided in this Section 6(d)) the severance payment and benefits provided in the Agreement Re: Change in Control (Exhibit D hereto), executed concurrently herewith; and

(ii)              payment during the period of eighteen (18) months from the date of termination (the “Severance Benefit Period”) (or until such earlier date that substantially equivalent or better benefits are provided by a successor employer) of the cost of COBRA insurance premiums for all health insurance, and the costs of any group dental, group vision, life insurance and disability insurance fringe benefits that had been available to Bryant immediately before the termination on a monthly basis, in advance.

(iii)             Any bonus owed to Bryant under Section 3(a)(i) above for a prior calendar year shall continue to be payable to Bryant at the same time bonuses are generally paid to other senior executives of the Company for that calendar year.

(iv)             Bryant shall not be entitled to the Severance Benefit unless and until Bryant has executed and delivered to the Company a release substantially in the form attached as Exhibit E hereto and, provided the Company has also signed such release within two (2) business days of execution and delivery by Bryant, all revocation and waiting periods applicable to such release have expired (if the Company fails to sign such release, then such revocation and waiting period shall not apply).  The Severance Benefit, if paid to Bryant under this Section 6(d), shall represent the sole and exclusive remedy of Bryant in connection with his employment and this Agreement upon a termination of employment by Bryant for Good Reason or by the Company without Cause, subject to Section 6(e) below.

(e)           Notwithstanding the other provisions of this Section 6 or of Exhibit D or Exhibit E, following an termination of Bryant’s employment by the Company for any reason Bryant shall be entitled to:  (i) receive any unpaid accrued Base Salary for periods before the termination date; (ii) receive any legally required pay for his unused vacation days; (iii) his rights and benefits under the terms of the Company’s 401(k) benefit program; (iv) receive any unpaid reimbursements to which he is entitled under Section 3(c)(iii) above; (v) any further benefits to which he is entitled under Section 3(c)(v) above; (vi) his continuing applicable rights under the terms of Exhibits A, B, C and D; (g) his rights to indemnification and contribution by the Company under any other applicable statutes, bylaws or agreements; and (h) his COBRA rights to continuing health insurance coverage under the Company’s plan.

(f)            Definition of Change in Control.  A “Change in Control” with respect to the Company shall have the meaning, and shall be deemed to have occurred, for purposes of this Agreement, as set forth in and in accordance with Section 3 of the Agreement Re: Change in Control (Exhibit D hereto), executed concurrently with this Agreement.

(g)           Notwithstanding any provision of this Agreement to the contrary, if, at the time of Bryant’s termination of employment with the Company, Bryant is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Bryant pursuant to this Agreement (or any portion thereof) would become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (the “Section 409A Taxes”) if provided at the time otherwise required under this Agreement, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date which is six (6) months after Bryant’s “separation from service” or (b) the date of Bryant’s death, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes.  The provisions of this Section 6(f) shall only apply to the minimum extent required to avoid Bryant’s incurrence of any Section 409A Taxes.  In addition, if any provision of this Agreement would cause Bryant to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

7.             Inventions.

(a)           Disclosure.  Bryant will disclose promptly to the Company each Invention (as defined below), whether or not reduced to practice, that is conceived or learned by Bryant (either alone or jointly with others) during the term of his employment by the Company.  Further, Bryant will disclose in confidence to the Company all patent applications filed by or on behalf of Bryant during the term of his employment and for a period of one (1) year thereafter.

For purposes of this Agreement, the term “Invention” includes, without limitation, any invention, discovery, know-how, idea, trade secret, technique, formula, machine, method, process, use, apparatus, product, device, composition, code, design, program, confidential information, proprietary information, or configuration of any kind, that is discovered, conceived, developed, improved on, made or produced by Bryant (alone or in conjunction with others) during the duration of Bryant’s employment and for a period of one (1) year thereafter, and which:

(i)               relates at the time of conception or reduction to practice of the invention, in any manner, to the business operations of the Company (as opposed to the business operations of its competitors), including actual or demonstrably anticipated research or development of the Company;

(ii)              results from or is suggested by work performed by Bryant for or on behalf of the Company; or

(iii)             results from the use of equipment, supplies, facilities, information, time or resources of the Company.

The term Invention will also include any improvements to an Invention, and will not be limited to the definition of patentable or copyrightable invention as contained in the United States patent or copyright laws.

(b)           Company Property; Assignment.  Bryant acknowledges and agrees that all Inventions will be the sole property of the Company, including, without limitation, all domestic and foreign patent rights, rights of registration or other protection under the copyright laws, or other rights, pertaining to the Inventions.  Bryant hereby assigns all of his right, title and interest in any such Inventions to the Company.

(c)           Exclusion Notice.  The assignment by Bryant of Inventions under this Agreement does not apply to any Inventions that are expressly excluded from coverage pursuant to Section 2870 of the California Labor Code.  Accordingly, Bryant is not required to assign an idea or invention for which all of the following are applicable:

(i)               No equipment, supplies, facility or trade secret information of the Company was used and the invention or idea was developed entirely on Bryant’s own time;

(ii)              The invention or idea does not relate to the business of the Company;

(iii)             The invention or idea does not relate to the Company’s actual or demonstrably anticipated research or development; and

(iv)             The invention or idea does not result from any work performed by Bryant for the Company.

As used in this Section 7(c), “invention” will have the same meaning as “invention” as used in Section 2870 of the California Labor Code.

(d)           Patents and Copyrights; Attorney-in-Fact.  Bryant agrees to assist the Company (at the Company’s expense) in any reasonable way the Company deems necessary or appropriate from time to time to apply for, obtain and enforce patents on, and to apply for, obtain and enforce copyright protection and registration of, Inventions in any and all countries.  To that end, Bryant will (at the Company’s expense), without limitation, testify in any suit or other proceeding involving any Invention, execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for and obtaining patents or copyright protection and registration thereon and enforcing same, and execute all necessary assignments thereof to the Company or parties designated by it.  Bryant’s obligations to assist the Company in obtaining and enforcing patents or copyright protection and registration for Inventions will continue beyond termination of his employment, but the Company will compensate Bryant at a reasonable rate after such termination for the time actually spent by Bryant at the Company’s request on such assistance.  Bryant hereby irrevocably appoints the Company, and its duly authorized officers and agents, as Bryant’s agent and attorney-in-fact to act for and on behalf of Bryant in filing all patent applications, applications for copyright protection and registration amendments, renewals, and all other appropriate documents in any way related to Inventions.

8.             Nondisclosure of Confidential Information.  Except in the performance of his duties hereunder, Bryant will not disclose to any person or entity or use for his own direct or indirect benefit any Confidential Information (as defined below) pertaining to the Company obtained by Bryant in the course of his employment with the Company.  For purposes of this Agreement, “Confidential Information” will include all of the Company’s confidential or proprietary information, including, without limitation, any information encompassed in any and all strategic plans, insurance plans, Inventions, and any trade secrets, reports, investigations, experiments, research or developmental work, work in progress, drawings, designs, plans, proposals, codes, marketing and sales programs, financial data and records, financial projections, cost summaries, pricing formula, and all concepts or ideas, materials or information related to the business, products or sales of the Company or the Company’s customers; provided, however, that Confidential Information shall not include information, documents or data that (i) is or subsequently becomes publicly available or generally known in the industry without Bryant’s breach of any obligation of confidentiality owed to the Company; (ii) was known to Bryant prior to his original employment by the Company; (iii) becomes known to Bryant from a source other than the Company (which is not breaching an obligation to the Company) and which Bryant learns of outside the scope of his employment with the Company; or (iv) is required to be disclosed by law or other governmental authority.

9.             Return of Materials at Termination.  In the event of any termination of Bryant’s employment for any reason whatsoever, Bryant will promptly deliver to the Company all documents, data and other information pertaining to Inventions and Confidential Information.  Bryant will not take with him any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Inventions or Confidential Information, other than (i) documents relating to Bryant’s compensation or benefits provided by the Company, and (ii) copies of personal notes or memoranda prepared or created by Bryant in his capacity as an officer and/or director of the Company and evidencing his fulfillment of his fiduciary duties with respect to the Company.

10.           Non-Solicitation.  Bryant agrees that so long as he is employed by the Company and for a period of one (1) year after termination of his employment for any reason, he will not (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company; or (b) usurp in violation of his fiduciary duties any opportunity of the Company of which Bryant became aware during his tenure at the Company; or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to reduce, restrict or cancel the business of any such account, customer or client with the Company.

11.           No Waiver.  The waiver by either party of a breach of any provision of this Agreement will not operate as or be construed as a waiver of any subsequent breach thereof.

12.           Notices.  Any and all notices referred to herein will be sufficiently furnished if in writing, and sent by registered or certified mail, postage prepaid, to the respective parties at the following addresses or such other address as either party may from time to time designate in writing:

To the Company:	QUIDEL CORPORATION
10165 McKellar Court
San Diego, CA 92121
Attention: Chairman of the Board of Directors

To Bryant:	Douglas C. Bryant
424 Brandon Way
Austin, Texas 78733

13.           Assignment.  This Agreement may not be assigned by Bryant.  This Agreement will be binding upon the Company’s successors and assigns, including any entity that acquires all or substantially all of the assets or business of the Company.

14.           Entire Agreement.  This Agreement, together with the Stock Option Agreement attached hereto as Exhibit A, the Restricted Stock Award Agreement attached hereto as Exhibit B, the Indemnification Agreement attached hereto as Exhibit C, the Agreement Re: Change in Control attached hereto as Exhibit D, and the form of Release attached hereto as Exhibit E, supersedes any and all prior written or oral agreements between Bryant and the Company, and contains the entire understanding of the parties hereto with respect to the terms and conditions of Bryant’s employment with the Company.

15.           Governing Law.  This Agreement will be construed and enforced in accordance with the internal laws and decisions of the State of California.

16.           Arbitration.  In the event of any controversy, dispute or claim arising out of or related to this Agreement or Bryant’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute.  If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall be resolved exclusively by final and binding arbitration, before a single arbitrator, to be held in the County of San Diego, California, in accordance with the then existing rules of the JAMS.  The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05.  All discovery disputes shall be resolved by the arbitrator.  Judgment upon any such arbitration award may be entered by any state or federal court of competent jurisdiction.

17.           Compliance with Company Policies.  At all times during his employment, Bryant shall comply with Company policies and procedures, as in effect from time to time, including without limitation, the Company’s Code of Business Conduct and Ethics, Share Ownership Guidelines, and Comprehensive Compliance Programs.

18.           Authorization.  The undersigned represents that he is fully authorized and empowered to execute and deliver this Agreement on behalf of the Company, and the Company represents and warrants that all necessary corporate action has been taken to approve and authorize the Company’s entry into and performance of this Agreement.

19.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

[Remainder of page left blank intentionally, signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

QUIDEL CORPORATION, a Delaware corporation

By:	/s/ Mark A. Pulido
Printed Name: Mark A. Pulido
Title:	Chairman of the Board of Directors,
Quidel Corporation

Douglas C. Bryant

By:	/s/ Douglas C. Bryant
Douglas C. Bryant

Exhibit A

Stock Option Agreement

[See attached.]

Exhibit B

Restricted Stock Award Agreement

[See attached.]

Exhibit C

Indemnification Agreement

[See attached.]

Exhibit D

Agreement Re: Change in Control

[See attached.]

Exhibit E

General Release

[See attached.]